Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 22, 2025, relating to the financial statements and financial highlights of Point Bridge America First ETF, a series of ETF Series Solutions, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Important Information for Shareholders of Point Bridge America First ETF”, “Additional Information About the Target Fund and Acquiring Fund”, “Exhibit B - Financial Highlights”, and “Part C: Other Information” in the Proxy Statement/Prospectus.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 23, 2026